SBC COMMUNICATIONS TO CHANGE ACCOUNTING METHOD

FOR DIRECTORY ADVERTISING BUSINESS, OUTLINES FAS 143 IMPACTS

        SAN ANTONIO, April 16, 2003 – SBC Communications Inc. (NYSE:SBC) today said it will change its method for recognizing revenues and expenses in its directory advertising business, moving from the issue basis method to the amortization method. This accounting change is effective Jan. 1, 2003, and will be included in SBC’s first-quarter earnings release, which is scheduled for Thursday, April 24, 2003.

        The issue basis method recognizes revenues and direct expenses associated with a directory at the time initial deliveries to end-users are complete. Under the amortization method, revenues and direct expenses are recognized ratably over the life of the directory, which is typically 12 months. The change will affect only the timing of the recognition of revenues and direct expenses. It will not affect the amounts recognized.

        As required by generally accepted accounting principles, SBC’s move to the amortization method will be made prospectively. As a result, in the first quarter of 2003, the change will result in a one-time, non-cash charge against net income of approximately $1.13 billion, or $0.34 per diluted share, for a cumulative effect of accounting change. This is in addition to SBC’s previously announced adoption of FAS 143, which reduces the amount of depreciation recognizable from certain assets. Adoption of FAS 143 also will result in a first-quarter cumulative effect of accounting change – a one-time, non-cash increase in net income of approximately $3.68 billion or $1.10 per diluted share. In total, the two issues will result in a one-time increase to first-quarter net income of approximately $2.55 billion or $0.76 per diluted share.

        The move to the amortization method will result in a more even distribution of directory advertising revenues from quarter to quarter. As a result, in addition to the one-time charge, SBC expects this accounting change will increase reported first-quarter 2003 earnings by $0.08 per diluted share. Previously, SBC said that it expected a negative pressure on its first-quarter 2003 earnings from its directory advertising business of $0.02 - $0.04 per diluted share. Including the impact of the accounting change, SBC now expects first-quarter earnings from its directory advertising business will increase approximately $0.05 per diluted share compared with the first-quarter 2002 reported results. SBC expects earnings contributions from directory advertising will be relatively consistent across the four quarters of 2003. In 2002, SBC’s directory advertising revenues totaled $4.5 billion.

        As previously announced, SBC expects adoption of FAS 143 will lower depreciation expense, adding $0.04 to $0.06 to full-year 2003 earnings per diluted share. SBC expects the impact of FAS 143 on its first-quarter comparisons will be in line with this outlook.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. (www.sbc.com) is one of the world’s leading data, voice and Internet services providers. Through its world-class networks, SBC companies provide a full range of voice, data, networking and e-business services, as well as directory advertising and publishing. A Fortune 30 company, America’s leading provider of high-speed DSL Internet Access services, and one of the nation’s leading Internet Service Providers, SBC companies currently serve 57 million access lines nationwide. In addition, SBC companies own 60 percent of America’s second-largest wireless company, Cingular Wireless, which serves more than 22 million wireless customers. Internationally, SBC companies have telecommunications investments in 20 countries.